 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 5, 2021 (August 2, 2021)

ASCENT SOLAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado		80241
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:    (720) 872-5000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common	ASTI	OTC

Item 1.01 Entry into a Material Definitive Agreement.

Private Placement Offering of Common Stock

On August 2, 2021, Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”) entered into a securities purchase agreement (“Common Stock SPA”) with BD 1 Investment Holding, LLC, (“Investor”), a significant existing stakeholder in the Company, for the private placement of an aggregate of 666,666,672 shares of the Company’s Common Stock (the “Shares”) at a fixed price of $0.015 per share.

The Company will sell the Shares in two tranches. Each tranche will be for 333,333,336 shares in exchange for $5,000,000.04 of gross proceeds.

The first tranche is expected to close on or before August 31, 2021.

The second tranche is expected to close (i) on or before October 31, 2021 (if the Company has sufficient authorized but unissued Common Stock to issue all of the second tranche shares) or (ii) within five business days of the effective date of an authorized share increase to be filed by the Company.

In the Common Stock SPA, the Company has agreed to use all commercially reasonable best efforts to effectuate, as soon as reasonably practical after the first tranche closing, an increase in the Company’s authorized shares of at least 10 billion additional shares of Common Stock.

The proceeds of the offering of the Shares will be used for the Company’s general corporate purposes.

There are no registration rights applicable to the Shares.

* * * * * *

The foregoing description of the Common Stock SPA is a summary and is qualified in its entirety by reference to the document attached hereto as an Exhibit, which document is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

All of the securities described in this Current Report on Form 8-K were or will be offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The offering was made to “accredited investors” (as defined by Rule 501 under the Securities Act).

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit Number	Description

	10.1	Common Stock Securities Purchase Agreement dated August 2, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

August 5, 20211	By:	/s/ Victor Lee
Name: Victor Lee
Title: Chief Executive Officer